Exhibit 99.1

                  SIMTEK ANNOUNCES TWO WILL RETIRE FROM BOARD,
                            WELCOMES TWO NEW MEMBERS

COLORADO SPRINGS, Colorado - March 24, 2004 - Simtek Corporation (OTCBB: SRAM), a global provider of advanced nonvolatile semiconductor memory products, today announced that Dr. Klaus Wiemer and Mr. John Heightley are retiring from Simtek's Board of Directors. Mr. Al Stein and Mr. Ron Sartore are joining the board effective immediately.

"Dr. Wiemer and Mr. Heightley have provided strong leadership while serving Simtek's shareholders over their many years on the board," said Harold Blomquist, Simtek's chairman. "They are passing their batons to two industry veterans with extensive experience in creating product strategies and leading high-growth companies. We wish Klaus and John continued success in their many ventures and welcome Al and Ron to the Simtek family."

Al Stein is currently a consultant and advisor to startup companies in the high technology industry. He previously served at VLSI Technology, Inc. as chairman of the board and chief executive officer from 1982 until its acquisition by Philips Electronics in 1999. During his tenure, VLSI grew from a venture capital funded start-up to a publicly traded company with revenues in excess of $600 million and over 2,200 employees in more than 25 locations around the world. Stein has played a significant role in the high tech industry, including senior management assignments at both Texas Instruments, where he was vice president and general manager for the Electronics Devices Division, and Motorola, where he was vice president and assistant general manager of Motorola's Semiconductor Sector. He joined VLSI Technology from Arrow Electronics where he had been chief executive officer. Mr. Stein is on the Board of Directors of three other publicly traded companies -- Advanced Power Technology, ESS Technology, and Electronics Boutique as well as several private startup companies. He also has served on the Board of Directors at Applied Materials and Radio Shack Corporation and was chairman of the board for the Semiconductor Industry Association (SIA). He served on the Board of Trustees for St. Mary's University of Texas.

Ron Sartore has over 30 years experience in the computer and semiconductor fields and is currently vice president of engineering for Cypress Semiconductor's Personal Communication Division. In May 1999 Cypress acquired Anchor Chips, where Mr. Sartore was CEO and president. Mr. Sartore founded Anchor Chips in 1995 and secured funding from its majority owner-- South Korea's LG Semicon. Prior to Anchor Chips, Mr. Sartore served in various technical and consulting roles for San Diego-based AMCC as well as Array Microsystems and Maximum Storage, both in Colorado Springs. In 1985, Mr. Sartore co-founded Cheetah International, a manufacturer of personal computers and peripherals until its acquisition by Northgate Computers in 1990. Cheetah's products, designed by Sartore, received worldwide acclaim for their high performance and were the subject of articles in numerous trade magazines, including Byte Magazine and PC Magazine. Prior to Cheetah, Mr. Sartore held technical design positions at Inmos, Synercom Technology, Texas Instruments, NCR and Sperry Univac. Mr. Sartore currently holds 11 US patents.

Simtek Corporation produces fast, re-programmable, nonvolatile semiconductor memory products. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com; by calling (719) 531-9444; or fax (719) 531-9481. The company is headquartered in Colorado Springs, Colorado, with international sales and marketing channels. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board.

Contact:
Simtek Corporation
719-531-9444; information@simtek.com